Exhibit 99.2

Adsouth Partners, Inc.

Adsouth Partners, Inc. Board of Directors Approves Distribution to Stockholders in Connection with Sale of Products Division Brands

Due to the proposed sale of the products division the Company suspends revenue advisory

BOCA RATON, Fla - April 11, 2006 - Adsouth Partners, Inc. (OTCBB:ASPR), announced today that, in connection with the previously announced letter of intent relating to the sale by Adsouth of its products division brands (other then its Genco Power Solutions subsidiary) to MFC Development Corp. (OTCBB:MFCD), its Board of Directors has approved the distribution of the stock in MFC Development to all of our stockholders. The products division sale is contingent upon the completion of due diligence, the execution of a definitive agreement and the satisfaction by both parties of the closing conditions set forth in the agreement. Under the terms of the letter of intent, MFC Development Corp., through a wholly owned subsidiary NEWCO, will acquire all the capital stock of Adsouth, Inc. and DermaFresh, Inc. (the Division), from Adsouth Partners, Inc. for $4.0 million in cash, $5.5 million of MFC common stock, and the assumption of certain liabilities.. Any distribution of the MFC Development stock to our stockholders will be subject to the registration of the MFC Development stock pursuant to the Securities Act of 1933. The value of the dividend to stockholders will be dependent upon the market price of the MFC Development stock at the time of the distribution.

John Cammarano, Adsouth's Chief Executive Officer, stated, "As a result of our proposed sale of our products division we are suspending our previously announced revenue advisory."

Commenting on the proposed sale of the products division, Mr. Cammarano continued, "In addition to the MFC Development stock, which we intend to distribute to our stockholders, the letter of intent contemplates that we will receive $4.0 million in cash, less the amount of the product division's liabilities that are assumed by the buyer. We believe that this cash infusion will provide funds for Genco Power Solutions, our majority-owned subsidiary which is now the foundation of our strategic growth plan."

About Adsouth Partners, Inc.

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it expanded its activities to obtaining rights to products that it markets and sells to retail outlets, and, in April 2006, it entered into a letter of intent to sell this division. Since December 2005, through a majority-owned subsidiary, Genco Power Solutions, Inc., the Company has been marketing integrated power generator systems to residential homeowners and commercial business throughout Florida. A complete list is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com. Information on our websites and any other websites do not constitute a part of this press release.


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Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

CONTACT:
AdSouth Partners, Inc.
John Cammarano,
561-750-0410

or

Alliance Advisors
John Lovallo
203-431-0587
jlovallo@allianceadvisors.net